EXHIBIT 10.1
FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT
     THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) dated as of March 20, 2007, by and between: MERCANTILE BANCORP, INC., a Delaware corporation (“Borrower”); and U.S. BANK NATIONAL ASSOCIATION, formerly known as Firstar Bank, N.A., a national banking association, the successor by merger to Mercantile Bank National Association (“Lender”); has reference to the following facts and circumstances (the “Recitals”):
     A. Borrower and Lender executed the Third Amended and Restated Loan Agreement dated as of November 10, 2006 (as amended, the “Agreement”; all capitalized terms herein not otherwise defined shall have the same meanings as ascribed to them in the Agreement).
     B. Borrower and Guarantors desire to amend the terms of the Agreement in the manner set forth herein and Lender is willing to agree to said amendment on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:
     1. Recitals. The Recitals are true and correct, and, with the defined terms set forth herein, are incorporated by this reference.
     2. Amendment to Agreement. The Agreement is amended as follows:
(a) The following new definitions are added to Section 1.01 of the Agreement in the correct alphabetical order:
     “Initial Money Market Rate shall mean the annual rate, determined solely by Lender, on the first day of the term of the Term Loan or the most recent repricing date or as mutually agreed upon by Borrower and Lender, as the rate at which Lender would be able to borrow funds in the Money Markets for the amount of the Term Loan and with an interest payment frequency and principal repayment schedule equal to the Term Loan, and for a term as may be arranged and agreed upon by Borrower and Lender, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided, that Borrower acknowledges that Lender is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of the Term Loan.”
     “Money Market Rate At Prepayment shall mean that zero-coupon rate, calculated on each Prepayment Date, and determined solely by Lender, as the rate at which Lender would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Term Loan payment or repricing date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided, that a separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.”
     “Net Present Value shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by Lender over the shorter of the remaining contractual life of the Term Loan or next repricing date if Lender had instead initially invested the Term Loan proceeds at the Initial Money Market Rate; provided, that the individual discount rate used to present value each prospective payment of interest and/or principal shall be the

Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.”
     “Prepayment Date shall have the meaning ascribed thereto in Section 2.04(g).”
     “Prepayment Fee shall have the meaning ascribed thereto in Section 2.04(g).”
(b) Section 2.04 of the Agreement is deleted and replaced with the following:
     “2.04 Interest Rates and Payments.
               (a) Interest on each Revolving Loan shall accrue at one of the following annual rates selected by Borrower: (i) upon notice to Lender, One and 5/10 Percent (1.5%) below the prime rate announced by Lender from time to time, as and when such rate changes (each, a “Prime Rate Loan”); or (ii) upon a minimum of two (2) New York Banking Days prior notice, One and 3/10 Percent (1.3%) above the one (1), two (2), three (3), or six (6) month LIBOR rate quoted by Lender from Telerate Page 3750, Reuters Screen LIBOR1 Page, or any successor thereto (which shall be the LIBOR rate in effect two (2) New York Banking Days prior to commencement of the Revolving Loan), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (each, a “LIBOR Loan”). Interest on each Prime Rate Loan shall be paid in consecutive quarterly installments due and payable on each February 10, May 10, August 10, and November 10, and on the last day of the Revolving Credit Period. Interest on each LIBOR Loan shall be payable for each Loan Period on the last day thereof, unless the duration of such Loan Period exceeds three (3) months, in which case such interest shall be payable on the last day of each three (3) month period during such Loan Period and on the last day of such Loan Period.
               (b) In the event Borrower does not timely select another interest rate option at least two (2) New York Banking Days before the end of the Loan Period for a LIBOR Loan, Lender may at any time after the end of the Loan Period convert the LIBOR Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Loan prior to the end of the Loan Period.
               (c) No LIBOR Loan may extend beyond the last day of the Revolving Credit Period. In any event, if the Loan Period for a LIBOR Loan should happen to extend beyond the last day of the Revolving Credit Period, such LIBOR Loan must be prepaid at the time the LIBOR Loan matures, subject to the prepayment requirements of Section 2.04(f) below. Each LIBOR Loan shall be in a minimum principal amount of $100,000. The aggregate number of LIBOR Loans in effect at any one time may not exceed six (6).
               (d) Effective March 5, 2007 and thereafter, interest on the Term Loan shall accrue at a fixed annual rate of Six and 9/100 Percent (6.09%). Interest on the Term Loan shall be paid in consecutive quarterly installments due and payable on each February 10, May 10, August 10, and November 10, and on the maturity date of the Term Note.
               (e) After maturity of any Loan, whether by reason of acceleration or otherwise, or upon the occurrence of an Event of Default, interest shall accrue on such Loan and be payable on demand on the entire outstanding principal balance thereof at an annual rate equal to Two Percent (2%) over and above the then existing rate(s). All payments shall be applied first to the payment of all accrued and unpaid interest, with the balance, if any, to be applied to the payment of principal. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
               (f) Borrower shall have the right to prepay any Revolving Loan in whole or in part at any time, provided: (i) all billed/due and unpaid interest shall accompany such prepayment; (ii) there is no Default or Event of Default at the time of prepayment; (iii) all prepayments shall be credited and applied to the installments of principal in inverse order of their stated maturity; and (iv) if a LIBOR Loan is prepaid prior to the end of a Loan Period for such LIBOR Loan, whether voluntarily or because prepayment is required due to such LIBOR Loan maturing or due to acceleration of such LIBOR Loan upon default or otherwise, Borrower agrees to pay all of Lender’s costs, expenses and Interest Differential (as determined by Lender) incurred as a result of such prepayment (any prepayment of a LIBOR Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Loan).
               (g) Borrower shall not have the right to prepay the Term Loan, provided that Lender may consider requests for its consent with respect to prepayment of the Term Loan, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay Lender, upon prepayment of all or part of the principal amount of the Term Loan before final maturity, a prepayment indemnity (the “Prepayment Fee”) equal to the greater of zero (0), or that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (i) the outstanding principal amount of the Term Loan or portion of the Term Loan to be prepaid from (ii) the Net Present Value of the Term Loan or portion of the Term Loan to be prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law. In calculating the amount of the Prepayment Fee, Lender is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as Lender may deem appropriate. If Borrower fails to pay the Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the default rate specified in Section 2.04(e) above (computed on the basis of a 360-day year, actual days elapsed). Each prepayment of the principal amount of the Term Loan shall be: accompanied by a payment of interest accrued to date thereon; applied to the principal installments in the inverse order of their maturities ; and in an amount of at least $100,000 or, if less, the remaining entire principal balance of the Term Loan.”
     3. Continuing Security. The Agreement, as hereby amended, and the Notes, are and shall continue to be, guarantied and/or secured by the Borrower Pledge and the Subsidiary Pledge, and any reference to the Agreement in the Borrower Pledge and the Subsidiary Pledge shall hereafter be deemed to include the Agreement as hereby amended.
     4. Binding Obligations. The Agreement, Notes, and the other Transaction Documents, are, and shall remain, the binding obligations of Borrower and/or Royal Palm, and all of the provisions, terms, stipulations, conditions, covenants and powers contained therein shall stand and remain in full force and effect, except only as the same are herein and hereby expressly and specifically varied or amended, and the same are hereby ratified and confirmed, and Lender reserves unto itself all rights and privileges granted thereunder.
     5. Reaffirmation; Authority. Borrower hereby reaffirms all representations, warranties, covenants and agreements recited in the Agreement, Notes, and the other Transaction Documents, as of the date hereof, and the same are hereby adopted as representations, warranties, covenants and agreements of Borrower herein. Borrower further represents and warrants that it is not in default under any of its obligations under the Agreement, Notes, and the other Transaction Documents, and that Borrower has the full power and authority to execute and deliver this Amendment, and that the execution and delivery hereof has been duly authorized, and that all necessary and proper acts have been performed or taken.
     6. Expenses. Borrower agrees to pay all expenses incurred by Lender in connection with this Amendment, including, but not limited to, Lender’s legal fees. Said sums are payable on demand and are secured by the Borrower Pledge and the Subsidiary Pledge.
     7. Release. Borrower hereby releases Lender and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all claims, demands, causes of action, liabilities or damages, whether now existing or hereafter arising or contingent or noncontingent, or actions in law or equity of any type or matter, relating to or in connection with any statements, agreements, action or inaction on the part of Lender occurring at any time prior to the execution of this Amendment, with respect to Borrower, the Agreement, Notes, and all other Transaction Documents.
     8. Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Missouri.
     9. Notice Required by Section 432.047 R.S. Mo. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
     10. Closing Conditions. Notwithstanding any provision contained in this Amendment to the contrary, this Amendment shall not be effective unless and until Lender shall have received the following, all in form and substance acceptable to Lender:
(a) this Amendment, duly executed by Borrower;
(b) the Borrowing Resolutions of Board of Directors, duly executed by the Secretary of Borrower;
(c) copies of the amendments to Borrower’s By-Laws that were approved by Borrower’s Board of Directors on February 27, 2007;
(d) Certificates of Good Standing for Borrower, issued by the Secretary of State of the State of Delaware and by the Secretary of State of the State of Illinois (or other evidence of good standing acceptable to Lender); and
(e) such other documents and information as Lender may reasonably require.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.
(SIGNATURES ON FOLLOWING PAGE)

SIGNATURE PAGE-
FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT

Borrower:

MERCANTILE BANCORP, INC

By:	/s/ Ted T. Awerkamp
Ted T. Awerkamp, President & CEO

Lender:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gary D. Taylor
Gary D. Taylor, Vice President